Exhibit 99.1

Chart Industries Completes Acquisition of SeQual Technologies

CLEVELAND, December 28, 2010 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq: GTLS) announced that its wholly-owned subsidiary, CAIRE Inc. (“CAIRE”), which operates under its BioMedical segment, has completed the previously announced acquisition of SeQual Technologies Inc. (“SeQual”) for approximately $40 million, plus the possibility of up to $20 million of additional future payments contingent on SeQual’s financial performance over a two-year period post-closing. Other financial terms of the all-cash transaction were not disclosed.

“Now that the acquisition has been completed, we look forward to integrating SeQual and its leading portable, non-delivery oxygen concentrator during 2011,” stated Steve Shaw, President of Chart BioMedical. “We are pleased to be able to provide a full line of respiratory products and service to our customers worldwide.”

As previously announced, this acquisition is expected to be accretive to Chart’s 2011 earnings, excluding restructuring costs, and if future contingent payments are earned, the accretion to Chart’s earnings would be expected to increase.

CAIRE is a leading respiratory care products provider for the home health care market, manufacturing a full line of liquid oxygen reservoirs and liquid oxygen portables sold under the LiberatorTM, CompanionTM, SpiritTM and HELiOSTM brands.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, costs, performance, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully integrate SeQual’s business, cyclicality of product markets, a delay or reduction in customer purchases, competition, the negative impacts of the recent global economic crisis, the future financial performance of SeQual, changes in government health care regulations and reimbursement policies, and economic, political, business and market risks associated with global operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chart-ind.com. To sign up for Chart’s e-mail list: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1.

For more information on SeQual visit: http://www.sequal.com.

Contact:

Michael F. Biehl	Kenneth J. Webster
Executive Vice President	Vice President
Chief Financial Officer and Treasurer	Chief Accounting Officer and Controller
216-626-1216	216-626-1216
michael.biehl@chartindustries.com	ken.webster@chartindustries.com